Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Delek Logistics Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common units representing limited partner interests	457(c)	2,175,209	$41.93	$91,206,513.37	0.00015310	$13,963.72

	Total Offering Amounts					$91,206,513.37		$13,963.72

	Total Fee Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$13,963.72

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional common units that become issuable by reason of any unit dividend, unit split, recapitalization or other similar transaction that results in an increase in the number of the outstanding common units of the registrant.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sale prices of the common units on January 7, 2025, as reported on the New York Stock Exchange.